UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2025

Jet.AI Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40725	93-2971741
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

10845 Griffith Peak Dr.

Suite 200

Las Vegas, NV 89135

(Address of principal executive offices)

(Registrant’s telephone number, including area code) (702) 747-4000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, par value $0.0001 per share	JTAI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 2, 2025, Jet.AI Inc. (the “Company”), Hexstone Capital, LLC (“Hexstone”), and Ionic Ventures, LLC (“Ionic”) entered into a letter agreement (the “Letter Agreement”) setting forth certain understandings and agreements among the Company and Ionic related to that certain Securities Purchase Agreement dated March 28, 2024 (the “SPA”), and the documents and agreements entered into by the parties in connection therewith.

Pursuant to the Letter Agreement, Ionic agreed to refrain from taking action to protect its legal rights under the SPA, and the related documents and agreements among the parties, related to (i) a transaction that may be effected utilizing the registration statement on Form S-3 (File No. 333-281578) as generally identified in the Letter Agreement and (ii) an underwritten public offering not to exceed $10 million. As consideration for the consent of Ionic and Hexstone, the Company has agreed, among other things, to change the conversion price of Series B convertible preferred stock as set forth in that certain Certificate of Designation for the Series B Convertible Preferred Stock of the Company (the “Certificate”) by filing an amendment to the Certificate (the “Amendment”) such that shares of Series B convertible preferred stock could convert at a lower price.

Specifically, shares of Series B convertible preferred stock now will convert at a price equal to the lower of (A) $1.63, or (B) 90% (or, if (x) the Common Stock is suspended from trading on or delisted from the Principal Market at any time after the Initial Issuance Date (whether or not subsequently cured), 80%) of the lowest daily VWAP of the Common Stock during the period beginning on the Trading Day immediately after the day on which the applicable Holder receives the shares of Common Stock issuable upon conversion of the Preferred Shares (“Conversion Shares”) and ending on the Trading Day on which the aggregate dollar volume of the Common Stock traded on the Principal Market exceeds the product of the Conversion Amount set forth on the applicable Conversion Notice multiplied by seven (7), subject to a five (5) Trading Day minimum (such period, the “Conversion Measuring Period”); provided, however, that each day on which (i) the Common Stock has been suspended for trading on all Eligible Markets, (ii) Conversion Shares cannot be sold by the Holder because of violation of Section 32 by the Company, or (iii) Conversion Shares are not delivered after the Share Delivery Deadline, shall be excluded from the Conversion Measuring Period. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Conversion Measuring Period.

Except as described above, the rights and preferences of the Series B Convertible Preferred Stock, which have been described in various reports previously filed by the Company with the SEC, did not change.

Copies of the Amendment and the Letter Agreement are filed as Exhibits 3.1 and 10.1, respectively, to this Current Report on Form 8-K.

The above summary of the Letter Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement and Amendment, which are incorporated by reference into this Current Report on Form 8-K.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Item 1.01 above is incorporated into this Item 3.03 by reference.

The Company filed the Amendment with the Delaware Secretary of State on December 8, 2025.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Items 1.01 and 3.03 above is incorporated into this Item 5.03 by reference to the extent relevant.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amendment No. 2 to Certificate of Designations of Series B Convertible Preferred Stock of Jet.AI Inc.
10.1	Letter Agreement, dated December 2, 2025, by and among Jet.AI Inc., Hexstone Capital, LLC, and Ionic Ventures, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JET.AI INC.

By:	/s/ George Murnane
George Murnane
Interim Chief Financial Officer

December 8, 2025